[LETTERHEAD OF DUCOMMUN INCORPORATED]

Exhibit 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS

FOR THE THIRD QUARTER ENDED OCTOBER 4, 2003

LOS ANGELES, California (October 28, 2003) – Ducommun Incorporated (NYSE: DCO) today reported results for its third quarter and nine-month period ended October 4, 2003.

Sales for the third quarter of 2003 were $56.4 million, compared to $51.4 million for the third quarter of 2002. Net income for the third quarter of 2003 was $4.0 million, or $0.40 per diluted share, compared to net income of $2.1 million, or $0.21 per diluted share, for the same period last year.

The increase in sales in the third quarter of 2003, from the same period last year, resulted primarily from an increase in military sales and approximately $1.0 million in sales from the August 2003 acquisition of DBP Microwave. The Company’s mix of business in the third quarter of 2003 was approximately 67% military, 28% commercial and 5% space, compared to 64% military, 32% commercial and 4% space in the third quarter of 2002.

The Company’s effective tax rate for the third quarter of 2003 was 31%, compared to 36% for the third quarter of 2002, primarily as a result of higher research and development tax credits in 2003. Net income for the third quarter of 2002 included an after-tax loss of $0.6 million, or $0.06 per diluted share, from a discontinued operation which was sold in October 2002.

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Ducommun Incorporated Reports Earnings

For the Third Quarter Ended October 4, 2003

October 28, 2003

Sales for the first nine months of 2003 were $167.7 million, compared to $162.2 million for the first nine months of 2002. Net income for the first nine months of 2003 was $11.1 million, or $1.11 per diluted share, compared to net income of $6.0 million, or $0.60 per diluted share, for the same period last year.

The Company’s mix of business in the first nine months of 2003 was approximately 66% military, 30% commercial and 4% space, compared to 58% military, 38% commercial and 4% space in the first nine months of 2002.

The Company’s effective tax rate for the first nine months of 2003 was 31%, compared to 36% for the first nine months of 2002, primarily as a result of higher research and development tax credits in 2003. Net income for the first nine months of 2002 included an after-tax noncash charge of $2.3 million, or $0.24 per diluted share, related to the cumulative effect of a change in accounting principle related to goodwill impairment of a discontinued operation which was sold in October 2002, and an after-tax loss of $1.0 million, or $0.10 per diluted share, related to the same discontinued operation.

Joseph C. Berenato, chairman and chief executive officer, stated, “We are pleased with our progress this year despite the continued softness in commercial aerospace. The third quarter benefited from the August 2003 acquisition of the assets of DBP Microwave which is performing quite nicely. We are delighted that David Dittemore joined us in September as president and chief operating officer and is focusing on operational efficiency and company-wide integration activities both to improve current performance and to better prepare Ducommun for assimilating larger acquisitions. With our solid balance sheet, we are looking to grow through research and development activities, capital expenditure and complementary acquisitions which will enhance our engineered product capabilities.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the

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Ducommun Incorporated Reports Earnings

For the Third Quarter Ended October 4, 2003

October 28, 2003

C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended October 4, 2003 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

Ducommun Incorporated Reports Earnings

For the Third Quarter Ended October 4, 2003

October 28, 2003

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Nine Months Ended
	October 4, 2003	September 28, 2002	October 4, 2003	September 28, 2002
Net Sales	$56,404,000	$51,403,000	$167,656,000	$162,183,000

Operating Costs and Expenses:
Cost of Goods Sold	43,820,000	42,250,000	130,130,000	127,220,000
Selling, General & Administrative Expenses	6,709,000	4,589,000	20,797,000	19,053,000

Total	50,529,000	46,839,000	150,927,000	146,273,000

Operating Income	5,875,000	4,564,000	16,729,000	15,910,000
Interest Expense	(142,000)	(360,000)	(707,000)	(1,342,000)
Income Tax Expense	(1,777,000)	(1,514,000)	(4,967,000)	(5,245,000)

Income from Continuing Operations	3,956,000	2,690,000	11,055,000	9,323,000
Loss from Discontinued Operation, Net of Tax	—	(603,000)	—	(1,034,000)
Cumulative Effect of Accounting Change, Net of Tax	—	—	—	(2,325,000)

Net Income	$3,956,000	$2,087,000	$11,055,000	$5,964,000

Basic Earnings Per Share:
Income from Continuing Operations	$0.40	$0.27	$1.12	$0.95
Loss from Discontinued Operation, Net of Tax	—	(0.06)	—	(0.10)
Effect of Accounting Change, Net of Tax	—	—	—	(0.24)

Basic Earnings Per Share	$0.40	$0.21	$1.12	$0.61

Diluted Earnings Per Share:
Income from Continuing Operations	$0.40	$0.27	$1.11	$0.94
Loss from Discontinued Operation, Net of Tax	—	(0.06)	—	(0.10)
Effect of Accounting Change, Net of Tax	—	—	—	(0.24)

Diluted Earnings Per Share	$0.40	$0.21	$1.11	$0.60

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,874,000	9,852,000	9,873,000	9,786,000
Diluted	9,988,000	10,055,000	9,926,000	9,955,000

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